Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Groen Brothers Aviation, Inc.
Salt Lake City, Utah

We hereby consent to the incorporation by reference in the registration statement of Groen Brothers Aviation, Inc. on Form S-8 No. 333-125732, of our report dated October 13, 2010, which is included in the Form 10-K for Groen Brothers Aviation, Inc. for the year ended June 30, 2010.

Our report covering the June 30, 2010 and 2009 consolidated financial statements of Groen Brothers Aviation, Inc. contains an explanatory paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ HJ &Associates, LLC
HJ &Associates, LLC
Salt Lake City, Utah
October 13, 2010